Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

eToro Group Ltd.

(Exact Name of Registrant as Specified in its Amended and Restated Memorandum and Articles of Association)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to be Paid	Equity	Class A common shares, no par value per share	Rule 457(a)	2,211,470	$52.00	$114,996,440.00	0.00015310	$17,605.96
Total Offering Amounts						$114,996,440.00		$17,605.96
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$17,605.96

(1)	Represents only the additional number of shares being registered pursuant to this registration statement and includes 288,452 shares of Class A common shares issuable upon exercise of the underwriters’ option to purchase additional shares. Does not include the 11,500,000 shares that were previously registered on the Registration Statement on Form F-1 (333-286050), as amended (the “Prior Registration Statement”).

(2)	Based on the public offering price.

(3)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. The registrant previously registered 11,500,000 shares of its Class A common shares with an aggregate offering price not to exceed $575,000,000 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on May 13, 2025. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a maximum aggregate offering price of $114,996,440.00 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.